UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. ___)


                              Big City Radio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    67611N109
     -----------------------------------------------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 67611N109                   13G                      PAGE 2 OF 6 PAGES
          ---------

     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael Kakoyiannis

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.


           NUMBER OF       5    SOLE VOTING POWER
                                1,125,062
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                1,125,062
        EACH REPORTING

          PERSON WITH      8    SHARED DISPOSITIVE POWER



    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,125,062

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.05%

    12     TYPE OF REPORTING PERSON*

           IN

                               Page 2 of 5 Pages

ITEM 1

         (A)      NAME OF ISSUER

                           Big City Radio, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           11 Skyline Drive
                           Hawthorne, NY  10532

ITEM 2

         (A)      NAME OF PERSON FILING

                  Michael Kakoyiannis


         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           c/o Big City Radio, Inc.
                           11 Skyline Drive
                           Hawthorne, NY  10532

         (C)      CITIZENSHIP

                           U.S.A.

         (D)      TITLE OF CLASS OF SECURITIES

                           Class A Common Stock, $.01 per share

         (E)      CUSIP NUMBER

                           67611N109


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (A) [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                          ACT

                  (B) [ ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                  (C) [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF
                          THE ACT

                  (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                          INVESTMENT COMPANY ACT

                                Page 3 of 5 Pages

                  (E) [ ] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                          INVESTMENT ADVISERS ACT OF 1940

                  (F) [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                          TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE SS. 240.13D-1(B)(1)(II)(F)

                  (G) [ ] PARENT HOLDING COMPANY, IN ACCORDANCE WITH SS.
                          240.13D-1(B)(II)(G) (NOTE:  SEE ITEM 7)

                  (H) [ ] GROUP, IN ACCORDANCE WITH SS. 240.13D-1(B)(1)(II)(H)



ITEM 4            OWNERSHIP

                  See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Page.


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable


                                Page 4 of 5 Pages

ITEM 10           CERTIFICATION

                  Not applicable


                                Page 5 of 5 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 9, 1998
                                               ---------------------------------
                                               Date


                                               /s/ Michael Kakoyiannis
                                               ---------------------------------
                                               Michael Kakoyiannis



                                Page 5 of 5 Pages